Exhibit 99.1

         SurgiCare Retains New Auditors and Corporate Counsel


    HOUSTON--(BUSINESS WIRE)--July 30, 2003--SurgiCare Inc. (AMEX:SRG), a Houston-based Ambulatory Surgery Center (ASC) provider, announced today that it has retained Mann Frankfort Stein & Lipp CPAs, LLP as its new auditors effective with the second quarter review and has retained Strasburger & Price, LLP to serve as corporate counsel. The switch of auditors and corporate counsel is part of the ongoing restructuring of the company.
    Mann Frankfort Stein & Lipp is the 5th largest accounting firm in Houston. For over 30 years, the firm has provided both publicly and privately held companies and their shareholders with high quality accounting and management consulting services that positively impact bottom-line profitability and long-term growth. The firm is a member of Centerprise Advisors, created by a merger of six other accounting, financial services and information technology service firms. Centerprise has 22 locations throughout the U.S. with more than 1,100 professionals servicing over 15,000 clients.
    Strasburger & Price has been serving as trusted legal advisors to local, regional, national and international corporations, many of whom are Fortune 500 companies, privately held companies, government entities, and individuals for over 60 years. Strasburger is dedicated to the ethical practice of law that their founders instituted, and this dedication has allowed them to excel in both business practice and litigation. Strasburger & Price has extensive healthcare experience and has offices in Houston, Austin, Dallas, San Antonio, and Washington, D.C.
    Keith LeBlanc, CEO, commented that "adding quality advisors such as these will assist SurgiCare in completing its restructuring and assist in the planned growth of the company."

    About SurgiCare Inc.

    SurgiCare Inc. operates freestanding, technologically-advanced ambulatory surgery centers which are staffed by board certified surgeons. They are licensed, certified and Medicare-approved outpatient facilities. The company will add additional centers as joint ventures with other healthcare partners. A publicly traded company, SurgiCare will also soon add imaging and other operating units to this rollup.
    SurgiCare delivers high-quality, affordable, community-based healthcare and provides access to local, specialized services in its centers through program affiliations. SurgiCare's standards on governance, credentialing, quality management & improvement and clinical records meet and exceed the corresponding Medicare regulations. SurgiCare shares resources, develops regional partnerships, subscribes to customer-focused management and observes best ethical practices across the industry.
    To find our more about SurgiCare Inc. (AMEX:SRG), visit our Web site at www.surgicareinc.com.


    CONTACT: SurgiCare, Houston
             Keith LeBlanc, 713-973-6675